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Exhibit 23(c)--Consent of Ernst & Young LLP








We consent to the reference to our firm under the captions "The Merger--Conditions to Consummation of the Merger," "The Merger--Accounting Treatment" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of AmSouth Bancorporation for the registration of 1,160,000 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 1994, with respect to the consolidated financial statements of AmSouth Bancorporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.






/s/ Ernst & Young LLP

Birmingham, Alabama
October 11, 1994